Exhibit 99

For Immediate Release

Contact:Mike Dinneen

Senior Vice President, Director of Marketing & Communications

(856) 552-5013

mdinneen@sunnb.com

Sun Bancorp, Inc. Announces Second Quarter Net Income of $1.5 Million, or $0.08 per Diluted Share; Board of Directors Declares Quarterly Dividend of $0.01

Mount Laurel, N.J. – July 26, 2017 –

Second Quarter Highlights:

•

On June 30, 2017, Sun Bancorp, Inc. announced an agreement to be acquired by OceanFirst Financial Corp. in a stock and cash merger with an aggregate value of approximately $487 million at the time of the announcement.

•	Second quarter 2017 net income of $1.5 million, or $0.08 per diluted share, compared to net income of $1.4 million, or $0.07 per diluted share, in first quarter of 2017.
•	The Company completed the previously announced redemptions of $15 million and $25 million of trust preferred securities on June 30, 2017 and July 23, 2017, respectively.
•

Net interest margin increased by three basis points to 2.96% in the second quarter of 2017 as compared to the first quarter of 2017; The acceleration of $415 thousand of deferred issuance costs for the early trust preferred security redemptions reduced net interest margin by nine basis points.

•

Operating expense control continued with quarterly operating expenses of $16.3 million in the second quarter, which includes $400 thousand of merger-related costs as compared to $17.1 million in the prior-year quarter.

•

Continuation of solid asset quality trends with non-performing loans of $4.4 million at June 30, 2017, which is 0.28% of gross loans and net recoveries of $59 thousand in the second quarter; Recorded a negative provision for loan losses of $831 thousand in the second quarter.

•	Board of Directors declared a dividend of $0.01 per share to holders of record of the common stock of Sun Bancorp, Inc. as of August 22, 2017, payable on September 6, 2017.

Sun Bancorp, Inc. (NASDAQ: SNBC), (the “Company”), the holding company for Sun National Bank (the “Bank”), today reported net income of $1.5 million, or $0.08 per diluted share, for the quarter ended June 30, 2017, compared to net income of $1.4 million, or $0.07 per diluted share, for the quarter ended March 31, 2017, and net income of $3.0 million, or $0.16 per diluted share, for the quarter ended June 30, 2016.

On June 30, 2017, the Company entered into a definitive agreement with OceanFirst Financial Corp. (NASDAQ: OCFC) (“OceanFirst”), pursuant to which the Company will merge with and into OceanFirst with OceanFirst as the surviving entity (the “Merger”).  The Merger is expected to close in the first quarter of 2018, subject to each company receiving the required approval of its shareholders, receipt of all required regulatory approvals and other customary closing conditions.

“This quarter was particularly noteworthy for our continued success in managing non-interest expense and our cost of funds, as well as realizing the predicted improvement in the net interest margin,” said Thomas M. O’Brien, President & CEO.  “This represents our tenth consecutive profitable quarter, as well as our fifth consecutive quarterly dividend declaration.  This trend of consistently improving our financial performance ultimately culminated with the announcement of the merger agreement with OceanFirst at the end of the quarter.  This strategic partnership represents a milestone for the Company, and recognizes the significant achievements we have made in the last three years.  OceanFirst is an ideal partner whose focus on the community bank business model, geographic markets and business strategies complement those of the Company.  We believe that combining our institutions will create a premier New Jersey community bank that will provide significant value for our shareholders, while also benefiting our customers and the communities that we serve.”

Discussion of Results:

Balance Sheet

Total assets decreased to $2.22 billion at June 30, 2017, as compared to $2.26 billion at both March 31, 2017 and December 31, 2016. Cash and cash equivalents totaled $127.8 million at June 30, 2017, as compared to $128.9 million at March 31, 2017 and $134.2 million at December 31, 2016.  The decrease in cash and cash equivalents during the first six months of 2017 was primarily due to a reduction in brokered and subscription deposits and the redemption of $15 million of trust preferred securities, partially offset by decreases in net loans receivable and investment securities.

Investment securities decreased by $15.6 million to $300.0 million at June 30, 2017 from $315.6 million in the prior linked quarter primarily due to pay downs of $28.9 million and the sale of the remaining collateralized lending obligations portfolio of $13.5 million, partially offset by $26.2 million in purchases of primarily variable rate mortgage-backed securities.

Net loans decreased by $20.2 million to $1.57 billion at June 30, 2017 as compared to $1.59 billion at each of March 31, 2017 and December 31, 2016, due primarily to the decrease in loan origination and refinancing activity in the Commercial Real Estate (“CRE”) business during the second quarter of 2017.  As a result of the reduction in originations and refinancing activity, non-owner occupied CRE loans fell by $18.3 million in the second quarter.  Offsetting this decrease, the Bank experienced continued momentum in its Commercial and Industrial (“C&I”) business segment.  The C&I segment, which includes owner-occupied CRE and C&I, grew by $9.2 million in the second quarter and has grown 15% annualized in the first half of 2017, due to an increase of $21 million in C&I loans, offset by a decrease of $11.8 million in owner-occupied CRE loans.  Offsetting this growth was continued reductions in residential and home equity loans which fell by $12.0 million in the second quarter as the Bank continued its strategy of not originating new consumer loans.

“Our stated goal of strategically growing the C&I segment continued in this quarter,” stated O’Brien.  “Our C&I lending team continues to build momentum throughout the region.  On the CRE segment, we saw slower activity primarily as a result of both higher interest rates as well as continued uncertainty regarding tax reform.”

Total deposits decreased to $1.71 billion at June 30, 2017, as compared to $1.73 billion at March 31, 2017 and $1.74 billion at December 31, 2016 due primarily to planned runoff in brokered deposits and subscription deposits.  The cost of deposits increased by one basis point to 40 basis points compared to the prior linked quarter and increased by six basis points as compared to the six months ended June 30, 2016 due to the impact of the recent increase in market interest rates and growth in retail certificates of deposit.  Non-interest deposits rose by $4.5 million to $409.7 million.

“Our ongoing strategy of growing relationship-based deposits continued in the second quarter,” stated O’Brien.  “As we reduced our wholesale brokered and other non-relationship deposit accounts, we saw mild growth in our non-interest deposit base.  Despite increasing rates in the external environment, our cost of deposits remains stable and attractive relative to our peers.  We have worked hard to stabilize and grow our deposit portfolio and the related fee income appropriately derived from it.”

Net Interest Income and Margin

Net interest income was $14.9 million for the three months ended June 30, 2017, compared to $14.8 million for the three months ended March 31, 2017, and $14.9 million for the three months ended June 30, 2016. The

Company’s net interest margin was 2.96% for the three months ended June 30, 2017 as compared to 2.93% for three months ended March 31, 2017 and 2.98% for the three months ended June 30, 2016.  During the second quarter, the Bank accelerated $415 thousand of deferred issuance costs related to two tranches of trust preferred securities, totaling $40 million, which were fully redeemed during June and July of 2017.  This acceleration of costs reduced net interest margin by nine basis points in the second quarter of 2017.  Previous external increases in short-term market interest rates provided a lift to the net interest margin due to the asset-sensitive position in the Company’s balance sheet. The cost of deposits rose by one basis point in the quarter to 0.40% while the loan yield rose by eight basis points to 4.05%.  The Company anticipates $1.2 million of annualized savings due to the trust preferred redemptions.

“In recent years, our elevated cash position has suppressed our net interest margin,” said O’Brien.  “We believe that the Company deployed excess liquidity prudently with shorter asset durations and emphasized low cost relationship deposit strategies when interest rates were low.  These tactics are now providing a benefit in the net interest margin after the three moves in short-term interest rates since December of 2016.  Once the Company realizes the full benefit of the trust preferred redemptions, the net interest margin will continue to move in a favorable direction.”

Non-Interest Income

Non-interest income was $3.0 million for the quarter ended June 30, 2017, as compared to $3.4 million and $3.8 million for the quarters ended March 31, 2017 and June 30, 2016, respectively.  The decrease in non-interest income from the quarter ended March 31, 2017 is due primarily to two loan related fees totaling $550 thousand that were recorded in the first quarter of 2017.  The decrease from the prior year quarter was due to investment sale gains of $426 thousand in the quarter ended June 30, 2016 and higher deposit service charges and fees and investment products income in the prior year quarter.

Non-Interest Expense

Non-interest expense for the second quarter of 2017 was $16.3 million as compared to $16.1 million for the three months ended March 31, 2017 and $17.1 million for the three months ended June 30, 2016.  The increase in non-interest expense from the prior linked quarter is due primarily to an increase of $580 thousand in professional fees, partially offset by a $300 thousand expense related to an outstanding letter of credit on a previously-sold legacy loan recorded in the first quarter of 2017.  Professional fees in the second quarter of 2017 include $400 thousand of Merger related expenses.  Non-interest expense for the second quarter of 2017 declined by $777 thousand compared to the second quarter of 2016, primarily due to a decrease of $148 thousand in insurance expense as a result of reductions in FDIC assessment rates, a decrease of $367 thousand in salaries and employee benefit expense, a decrease of $117 thousand in problem loan expense, as well as a decrease of $164 thousand in data processing expense due to efficiency gains, partially offset by an increase of $74 thousand related to equipment expenses. The Bank recorded a vacation accrual in the second quarter of 2017 of $461 thousand.  This expense will be reversed in the second half of the year.

“Our ability to manage expenses continues to be a strength at the Company,” said O’Brien.  “While we experienced a one-time Merger-related expense in the current quarter of $400 thousand and some other elevated expenses in the second quarter due to a system conversion, we continue to see favorable long-term trends in operating expenses and additional opportunities to reduce operating expenses further in coming quarters.”

Asset Quality

Non-performing loans increased by $359 thousand to $4.4 million, or 0.28% of gross loans, at June 30, 2017 from $4.1 million, or 0.25% of gross loans, at March 31, 2017. This increase was primarily due to residential mortgage loans entering non-accrual status during the three months ended June 30, 2017.  Non-performing loans were $5.8 million, or 0.35% of gross loans, at June 30, 2016.

There was a negative provision for loan losses of $831 thousand during the quarter ended June 30, 2017 compared to no provision for loan losses during the quarter ended March 31, 2017 and a negative provision for loan losses of $1.7 million recorded in the second quarter of 2016.  Continued credit strength, limited charge-off activity, net recoveries of $59 thousand and loan pay downs resulted in a reduced reserve need at June 30, 2017.  In the first six months of 2017, the Bank recorded net recoveries of $234 thousand as compared to net charge-offs of $434 thousand in the first six months of 2016.  The allowance for loan losses was $14.9 million, or 0.94% of gross loans, at June 30, 2017 as compared to $15.7 million, or 0.98% of gross loans, at March 31, 2017 and $16.0 million, or 1.02% of gross loans, at June 30, 2016.  The allowance for loan losses was 337% of non-performing loans at June 30, 2017 as compared to 385% of non-performing loans at March 31, 2017 and 289% of non-performing loans at June 30, 2016.

Capital

The Company’s capital ratios continue to remain very strong due to positive earnings and a relatively flat balance sheet.  The redemption of trust preferred securities during the second quarter reduced the Company’s Tier 2 capital only, and thus only impacted the Company’s total risk-based capital ratio.  All capital ratios remain at robust levels and are sufficient to support the Company’s strategic plan.  At June 30, 2017, the Bank had a Tier 1 common equity risk-based capital ratio of 18.3%, total risk-based capital ratio of 19.3%, a Tier 1 risk-based capital ratio of 18.3% and a leverage capital ratio of 13.6%. At June 30, 2017, the Company’s Tier 1 common equity risk-based capital ratio, total risk-based capital ratio, Tier 1 risk-based capital ratio and leverage capital ratio were 16.2%, 21.4%, 19.7%, and 14.7%, respectively.  The Company’s tangible equity to tangible assets ratio was 13.2% at June 30, 2017, as compared to 12.8% at March 31, 2017 and 10.5% at June 30, 2016.

Dividend Declaration

On July 25, 2017, the Board of Directors of the Company declared a dividend of $0.01 per share to holders of record of the common stock of the Company as of August 22, 2017, payable on September 6, 2017.

“Our primary focus has continued to be delivering value to shareholders,” said O’Brien.  “Our regular quarterly dividends reflect our commitment to delivering value to stockholders and our announced transaction with OceanFirst demonstrates our commitment to creating long-term strategic value as well.”

Conference Call

The Company will hold a conference call on Wednesday, July 26, 2017 at 11:00 a.m. (EDT) to discuss results and answer questions from analysts and investors. Participants may listen to or participate in the Company’s earnings conference call via the following:

•	Participants Toll-Free Number: 888-466-4462
•	Conference ID: 9943940

A transcript of the conference call will be available at the Investor Relations section of www.sunnationalbank.com following the call.

About Sun Bancorp, Inc.

Sun Bancorp, Inc. (NASDAQ: SNBC) is a $2.22 billion asset bank holding company headquartered in Mount Laurel, New Jersey. Its primary subsidiary is Sun National Bank, a community bank serving customers throughout New Jersey, and the metro New York region. Sun National Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnationalbank.com.

Cautionary Note Regarding Forward-Looking Statements

The foregoing material contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which may be identified by the use of such words as “allow,” “anticipate,” “believe,”

“continues,” “could,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,”   “potential,” “predict,” “project,” “reflects,” “should,” “typically,” “usually,” “view,” “will,” “would,” and similar terms and phrases, including references to assumptions.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Company and the Bank, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance and other statements contained herein that are not historical facts.  This press release may also contain forward-looking statements about the benefits of the Merger with OceanFirst, including future financial and operating results of OceanFirst, the Company or the combined institution following the Merger, the combined institution’s plans, objectives, expectations and intentions, the expected timing of the completion of the Merger, the likelihood of success and other statements that are not historical facts.  These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control and are subject to a variety of uncertainties that could cause future results to vary materially from the Company’s historical performance, or from current expectations. Factors that could cause actual results to differ from those expressed or implied by such forward-looking statements include, but are not limited to: (i) delays in closing the Merger and the ability of the Company or OceanFirst to obtain regulatory approvals and meet other closing conditions to the Merger, including receipt of approval from each company’s shareholders, (ii) the potential impact of announcement or consummation of the Merger on relationships with third parties, including customers, employees, and competitors, (iii) business disruption following the Merger, (iv) difficulties and delays in integrating the OceanFirst and Company businesses or fully realizing cost savings and other benefits, (v) OceanFirst’s potential exposure to unknown or contingent liabilities of the Company, (vi) the Company’s ability to attract and retain key management and staff; (vii) changes in business strategy or an inability to successfully execute strategy due to the occurrence of unanticipated events; (viii) the ability to attract deposits and other sources of liquidity; (ix) changes in the financial performance and/or condition of the Bank’s borrowers; (x) changes in consumer spending, borrowing and saving habits; (xi) the ability to increase market share and control expenses; (xii) changes in estimates of future loan loss reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (xiii) local, regional and national economic conditions and events and the impact they may have on the Company and its customers; (xiv) volatility in the credit and equity markets and its effect on the general economy; (xv) the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs; (xvi) the overall quality of the composition of the Company’s loan and securities portfolios; (xvii) inflation, interest rate, securities market and monetary fluctuations;(xviii) legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, changes in banking, securities and tax laws and regulations and their application by regulators and changes in the scope and cost of the Federal Deposit Insurance Corporation insurance and other coverages; (xix) the effects of, and changes in, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (xx) competition among providers of financial services; and (xxi) other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services and the other risks detailed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K for the fiscal year ended December 31, 2016 and in other filings made pursuant to the Securities Exchange Act of 1934, as amended. No undue reliance should be placed on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any such forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Additional Information about the Merger and Where to Find it

In connection with the Merger, OceanFirst intends to file a registration statement on Form S-4 with the Securities and Exchange Commission ("SEC"), which includes a joint proxy statement of the Company and OceanFirst and a prospectus of OceanFirst, and each party has and will file other documents regarding the Merger with the SEC.  When available, copies of the definitive joint proxy statement/prospectus will also be sent to Company stockholders seeking any required stockholder approvals.  Before making any voting or investment decision, investors and security holders of the Company are urged to carefully read the entire registration statement and joint proxy statement/prospectus, when they become available, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. The documents filed by OceanFirst and the Company with the SEC may be obtained free of charge at the SEC's website at www.sec.gov. In addition, the documents filed by OceanFirst may be obtained free of charge at OceanFirst's website at www.oceanfirstonline.com and the documents filed by the Company may be obtained free of charge at the Company’s website at www.sunnationalbank.com.  Alternatively, these documents, when available, can be obtained free of charge from OceanFirst upon written request to OceanFirst Financial Corp., Attn: Christopher D. Maher, 975 Hooper Avenue, Toms River, New Jersey 08753, or upon written request to Sun Bancorp, Inc., Attn: Janice M. Clark, Corporate Secretary, 350 Fellowship Road, Suite 101, Mount Laurel, NJ 08054.

OceanFirst, the Company, their directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from OceanFirst's and the Company’s stockholders in favor of the approval of the Merger. Information about the directors and executive officers of OceanFirst and their ownership of OceanFirst common stock is set forth in the proxy statement for OceanFirst's 2017 annual meeting of stockholders, as previously filed with the SEC on April 26, 2017.  Information about the directors and executive officers of the Company and their ownership of Company common stock is set forth in the Company’s proxy statement for the Company’s 2017 annual meeting of stockholder as previously filed with the SEC on March 30, 2017.  Stockholders may obtain additional information regarding the interests of such participants in the Merger by reading the registration statement and the proxy statement/prospectus when they become available.

Non-GAAP Financial Measures (Unaudited)

This news release references tangible book value per common share and return on average tangible equity, which are non-GAAP financial measures. Management believes that tangible book value per common share and return on average tangible equity are meaningful financial measures because they are two of the measures we use to assess capital adequacy.

Tangible book value per common share (dollars in thousands)

The following reconciles shareholders’ equity to tangible equity by reducing shareholders’ equity by the intangible asset balance at June 30, 2017, March 31, 2017, December 31, 2016, September 30, 2016 and June 30, 2016.

	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Tangible book value per common share:
Shareholders’ equity	$325,060	$322,816	$319,709	$265,878	$264,172
Less: Intangible assets	38,188	38,188	38,188	38,188	38,188
Tangible equity	$286,872	$284,628	$281,521	$227,690	$225,984
Common stock	19,134	19,132	19,031	19,026	19,026
Less: Treasury stock	73	75	108	138	172
Total outstanding shares	19,061	19,057	18,923	18,888	18,854
Tangible book value per common share:	$15.05	$14.94	$14.88	$12.05	$11.99

 Return on Average Tangible Equity (dollars in thousands)

The following provides the calculation of return on tangible equity for the three months ended June 30, 2017, March 31, 2017, December 31, 2016, September 30, 2016 and June 30, 2016.

	Three Months Ended
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Net income	$1,455	$1,430	$56,000	$1,630	$2,963
Average tangible equity:
Average shareholders’ equity	$325,919	$323,258	$267,542	$266,931	$262,517
Less: Average intangible assets	38,188	38,188	38,188	38,188	38,188
Average tangible equity	$287,731	$285,070	$229,354	$228,743	$224,329
Return on average tangible equity(1):	2.0%	2.0%	97.7%	2.9%	5.3%

(1)	Annualized

SUN BANCORP, INC AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS (Unaudited)

(Dollars in thousands, except share and per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Profitability for the period:
Net interest income	$14,863	$14,872	$29,635	$29,358
(Recovery of) provision for loan losses	(831)	(1,682)	(831)	(1,682)
Non-interest income	3,000	3,774	6,431	6,936
Non-interest expense	16,289	17,066	32,351	33,590
Income before income taxes	2,405	3,262	4,546	4,386
Income tax expense (benefit)	950	299	1,661	598
Net income available to common shareholders	$1,455	$2,963	$2,885	$3,788
Financial ratios:
Return on average assets (1)	0.3%	0.5%	0.3%	0.2%
Return on average equity (1)	1.8%	4.5%	1.8%	5.8%
Return on average tangible equity (1), (2)	2.0%	5.3%	2.0%	6.8%
Net interest margin (1)	2.96%	2.98%	2.94%	2.94%
Efficiency ratio	91%	92%	90%	93%
Income per common share:
Basic	$0.08	$0.16	$0.15	$0.20
Diluted	$0.08	$0.16	$0.15	$0.20

Average equity to average assets	14.6%	12.0%	14.5%	12.0%

	June 30,		December 31,
	2017	2016	2016
At period-end:
Total assets	$2,216,802	$2,186,982	$2,262,262
Total deposits	1,708,253	1,713,665	1,741,363
Loans receivable, net of allowance for loan losses	1,574,167	1,548,593	1,594,377
Loans held-for-sale	—	540	—
Investments	299,987	296,714	311,727
Borrowings	91,396	92,011	91,708
Junior subordinated debentures	77,322	92,786	92,786
Shareholders' equity	325,060	264,172	319,709

Credit quality and capital ratios:
Allowance for loan losses to gross loans held-for-investment	0.94%	1.02%	0.97%
Non-performing loans held-for-investment to gross loans held-for-investment	0.28%	0.35%	0.19%
Non-performing assets to total assets	0.20%	0.27%	0.14%
Allowance for loan losses to non-performing loans held-for-investment	337%	289%	501%
Tier 1 common equity risk-based capital:
Sun Bancorp, Inc.	16.2%	14.3%	16.0%
Sun National Bank	18.3%	18.1%	18.9%
Total risk-based capital:
Sun Bancorp, Inc.	21.4%	21.0%	21.6%
Sun National Bank	19.3%	19.1%	19.8%
Tier 1 risk-based capital:
Sun Bancorp, Inc.	19.7%	17.9%	18.9%
Sun National Bank	18.3%	18.1%	18.9%
Leverage capital:
Sun Bancorp, Inc.	14.7%	13.2%	14.6%
Sun National Bank	13.6%	13.3%	14.5%

Book value per common share	$17.05	$14.01	$16.90
Tangible book value per common share	$15.05	$11.99	$14.88

(1)	Annualized.
(2)

Return on average tangible equity, a non-GAAP measure, is computed by dividing annualized net income for the period by average tangible equity. Average tangible equity equals average equity less average identifiable intangible assets and goodwill.

(3)	June 30, 2017 capital ratios are estimated, subject to regulatory filings.

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands, except share and per share amounts)

	June 30,	December 31,
	2017	2016
ASSETS
Cash and due from banks	$22,086	$19,645
Interest earning bank balances	105,745	114,563
Cash and cash equivalents	127,831	134,208
Restricted cash	1,000	5,000
Investment securities available for sale (amortized cost of $285,854 and $300,028 at June 30, 2017 and December 31, 2016, respectively)	282,598	295,686
Investment securities held to maturity (estimated fair value of $250 at June 30, 2017 and December 31, 2016)	250	250
Loans receivable (net of allowance for loan losses of $14,945 and $15,541 at June 30, 2017 and December 31, 2016, respectively)	1,574,167	1,594,377
Restricted equity investments, at cost	17,139	15,791
Bank properties and equipment, net	28,962	30,148
Accrued interest receivable	4,944	5,122
Goodwill	38,188	38,188
Bank owned life insurance (BOLI)	84,081	83,109
Deferred taxes, net	49,442	51,573
Other assets	8,200	8,810
Total assets	$2,216,802	$2,262,262
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$1,708,253	$1,741,363
Advances from the Federal Home Loan Bank of New York (FHLBNY)	85,317	85,416
Obligations under capital lease	6,079	6,292
Junior subordinated debentures	77,322	92,786
Other liabilities	14,771	16,696
Total liabilities	1,891,742	1,942,553

Commitments and contingencies

Shareholders' equity:
Preferred stock, $1 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $5 par value, 40,000,000 shares authorized; 19,133,815 shares issued and 19,060,593 shares outstanding at June 30, 2017; 19,030,704 shares issued and 18,922,726 shares outstanding at December 31, 2016.	95,669	95,154
Additional paid-in capital	509,124	508,593
Retained deficit	(273,997)	(276,501)
Accumulated other comprehensive loss	(1,926)	(2,568)
Deferred compensation plan trust	(1,258)	(1,160)
Treasury stock at cost, 73,222 shares at June 30, 2017 and 107,978 shares at December 31, 2016.	(2,552)	(3,809)
Total shareholders' equity	325,060	319,709
Total liabilities and shareholders' equity	$2,216,802	$2,262,262

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars in thousands, except share and per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
INTEREST INCOME:
Interest and fees on loans	$16,224	$15,666	$31,897	$30,697
Interest on taxable investment securities	1,797	1,618	3,582	3,298
Dividends on restricted equity investments	230	214	468	437
Total interest income	18,251	17,498	35,947	34,432
INTEREST EXPENSE:
Interest on deposits	1,693	1,456	3,379	2,748
Interest on funds borrowed	534	542	1,065	1,086
Interest on junior subordinated debentures	1,161	628	1,868	1,240
Total interest expense	3,388	2,626	6,312	5,074
Net interest income	14,863	14,872	29,635	29,358
(RECOVERY OF) PROVISION FOR LOAN LOSSES	(831)	(1,682)	(831)	(1,682)
Net interest income after provision for loan losses	15,694	16,554	30,466	31,040
NON-INTEREST INCOME:
Deposit service charges and fees	1,367	1,618	2,769	3,198
Interchange fees	510	486	977	970
Investment products income	327	538	611	914
BOLI income	488	489	972	997
Other income	308	643	1,102	857
Total non-interest income	3,000	3,774	6,431	6,936
NON-INTEREST EXPENSE:
Salaries and employee benefits	8,966	9,333	17,848	18,396
Occupancy expense	2,252	2,144	4,602	4,482
Equipment expense	1,142	1,068	2,299	2,159
Data processing expense	911	1,075	1,930	2,263
Professional fees	1,116	537	1,652	1,008
Insurance expense	408	556	803	1,344
Advertising expense	346	393	659	775
Problem loan expense	70	187	204	220
Other expense	1,078	1,773	2,354	2,943
Total non-interest expense	16,289	17,066	32,351	33,590
INCOME BEFORE INCOME TAXES	2,405	3,262	4,546	4,386
INCOME TAX EXPENSE	950	299	1,661	598
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$1,455	$2,963	$2,885	$3,788

Basic earnings per share	$0.08	$0.16	$0.15	$0.20
Diluted earnings per share	$0.08	$0.16	$0.15	$0.20

Weighted average shares - basic	19,059,626	18,848,236	19,023,024	18,793,987
Weighted average shares - diluted	19,191,294	18,957,201	19,149,326	18,889,561

SUN BANCORP, INC. AND SUBSIDIARIES

HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)

(dollars in thousands)

	2017	2017	2016	2016	2016
	Q2	Q1	Q4	Q3	Q2
Profitability for the quarter:
Net interest income	$14,863	$14,772	$14,834	$14,712	$14,872
(Recovery of) provision for loan losses	(831)	—	—	—	(1,682)
Non-interest income	3,000	3,431	3,311	3,142	3,774
Non-interest expense	16,289	16,062	15,425	15,937	17,066
Income before income taxes	2,405	2,141	2,720	1,917	3,262
Income tax expense (benefit)	950	711	(53,280)	287	299
Net income available to common shareholders	$1,455	$1,430	$56,000	$1,630	$2,963
Financial ratios:
Return on average assets (1)	0.3%	0.3%	10.2%	0.3%	0.5%
Return on average equity (1)	1.8%	1.8%	83.7%	2.4%	4.5%
Return on average tangible equity (1), (2)	2.0%	2.0%	97.7%	2.9%	5.3%
Net interest margin (1)	2.96%	2.93%	2.93%	2.94%	2.98%
Efficiency ratio	91%	88%	85%	89%	93%
Per share data :
Income per common share:
Basic	$0.08	$0.08	$2.96	$0.09	$0.16
Diluted	$0.08	$0.07	$2.94	$0.09	$0.16
Book value	$17.05	$16.94	$16.90	$14.08	$14.01
Tangible book value	$15.05	$14.94	$14.88	$12.05	$11.99
Cash dividends paid	$0.01	$0.01	$0.01	$0.01	$—
Average basic shares	19,059,626	18,986,015	18,908,688	18,874,577	18,848,236
Average diluted shares	19,191,294	19,107,226	19,016,188	18,962,740	18,957,201
Non-interest income:
Deposit service charges and fees	$1,367	$1,402	$1,484	$1,540	$1,618
Interchange fees	510	467	483	451	486
Gain on sale of investment securities	—	—	—	—	426
Gain on sale of loans	—	—	60	41	—
Investment products income	327	284	288	505	538
BOLI income	488	484	452	485	489
Other income	308	794	544	120	217
Total non-interest income	$3,000	$3,431	$3,311	$3,142	$3,774
Non-interest expense:
Salaries and employee benefits	$8,966	$8,882	$7,926	$8,649	$9,333
Occupancy expense	2,252	2,350	2,232	2,273	2,144
Equipment expense	1,142	1,157	1,324	1,303	1,068
Data processing expense	911	1,019	1,124	1,116	1,075
Professional fees	1,116	536	508	730	537
Insurance expense	408	395	368	452	556
Advertising expense	346	313	473	412	393
Problem loan expenses	70	134	61	131	187
Other expenses	1,078	1,276	1,409	871	1,773
Total non-interest expense	$16,289	$16,062	$15,425	$15,937	$17,066

(1)	Annualized.
(2)

Return on average tangible equity, a non-GAAP measure, is computed by dividing annualized net income for the period by average tangible equity. Average tangible equity equals average equity less average identifiable intangible assets and goodwill.

SUN BANCORP, INC. AND SUBSIDIARIES

HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)

(dollars in thousands)

	2017	2017	2016	2016	2016
	Q2	Q1	Q4	Q3	Q2
Balance Sheet at quarter end:
Cash and cash equivalents	$127,831	$128,892	$134,208	$156,292	$168,799
Restricted cash	1,000	1,000	5,000	5,000	5,000
Investment securities	299,987	315,558	311,727	308,031	296,714
Loans held-for-investment
Commercial and industrial	251,346	230,306	235,946	226,493	220,609
Commercial real estate - owner occupied	250,164	261,971	231,348	226,165	225,520
Commercial real estate - non-owner occupied	710,831	729,102	742,662	676,323	666,345
Land and development	67,042	67,336	67,165	84,692	82,018
Residential real estate	196,157	205,573	210,874	226,691	237,080
Home equity and other	113,572	116,187	121,923	126,302	132,912
Total loans	1,589,112	1,610,475	1,609,918	1,566,666	1,564,484
Allowance for loan losses	(14,945)	(15,716)	(15,541)	(15,827)	(15,891)
Net loans held-for-investment	1,574,167	1,594,759	1,594,377	1,550,839	1,548,593
Loans held-for-sale	—	—	—	1,450	540
Goodwill	38,188	38,188	38,188	38,188	38,188
Total assets	2,216,802	2,255,773	2,262,262	2,189,346	2,186,982
Net deferred tax asset, before valuation allowance	123,107	125,238	124,574	125,051	126,744
Deferred tax valuation allowance	(73,665)	(73,665)	(127,973)	(128,362)	(129,248)
Total deposits	1,708,253	1,733,989	1,741,363	1,717,634	1,713,665
Advances from the FHLBNY	85,317	85,367	85,416	85,465	85,513
Obligations under capital leases	6,079	6,187	6,292	6,396	6,498
Junior subordinated debentures	77,322	92,786	92,786	92,786	92,786
Total shareholders' equity	325,060	322,816	319,709	265,878	264,172

Quarterly average balance sheet:
Loans held-for-investment
Commercial	$1,288,517	$1,270,543	$1,238,749	$1,215,135	$1,197,368
Residential real estate	202,659	209,500	220,502	233,277	240,884
Home equity and other	114,330	117,963	122,290	128,078	136,330
Total loans	1,605,506	1,598,006	1,581,541	1,576,490	1,574,582
Securities and other interest-earning assets	405,240	417,171	442,409	425,042	422,667
Total interest-earning assets	2,010,746	2,015,177	2,023,950	2,001,532	1,997,249
Total assets	2,231,978	2,240,787	2,201,886	2,187,482	2,179,400
Non-interest-bearing demand deposits	409,694	402,949	411,728	402,465	393,922
Total deposits	1,707,873	1,717,848	1,731,312	1,709,863	1,707,574
Total interest-bearing liabilities	1,482,256	1,499,303	1,504,138	1,492,139	1,498,510
Total shareholders' equity	325,919	323,258	267,542	266,931	262,517

SUN BANCORP, INC. AND SUBSIDIARIES

HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)

(dollars in thousands)

	2017	2017	2016	2016	2016
	Q2	Q1	Q4	Q3	Q2

Capital and credit quality measures:
Tier 1 common equity risk-based capital:
Sun Bancorp, Inc.	16.2%	15.8%	16.0%	14.5%	14.3%
Sun National Bank	18.3%	17.8%	18.9%	18.3%	18.1%
Total risk-based capital:
Sun Bancorp, Inc.	21.4%	21.9%	21.6%	21.2%	21.0%
Sun National Bank	19.3%	18.8%	19.8%	19.3%	19.1%
Tier 1 risk-based capital:
Sun Bancorp, Inc.	19.7%	19.2%	18.9%	18.1%	17.9%
Sun National Bank	18.3%	17.8%	18.9%	18.3%	18.1%
Leverage capital:
Sun Bancorp, Inc.	14.7%	14.5%	14.6%	13.3%	13.2%
Sun National Bank	13.6%	13.4%	14.5%	13.4%	13.3%

Average equity to average assets	14.6%	14.4%	12.2%	12.2%	12.0%
Allowance for loan losses to gross loans held-for-investment	0.94%	0.98%	0.97%	1.01%	1.02%
Non-performing loans held-for-investment to gross loans held-for-investment	0.28%	0.25%	0.19%	0.42%	0.35%
Non-performing assets to total assets	0.20%	0.18%	0.14%	0.31%	0.27%
Allowance for loan losses to non-performing loans held-for-investment	337%	385%	501%	238%	289%
Other data:
Net recoveries (charge-offs)	59	175	(285)	(65)	(378)
Classified loans	7,979	7,752	6,887	8,593	9,310
Classified assets	11,185	10,958	10,094	11,799	12,516
Non-performing assets:
Non-accrual loans	2,934	2,682	1,697	3,246	2,580
Non-accrual loans held-for-sale	—	—	—	178	332
Troubled debt restructurings, non-accrual	1,502	1,395	1,404	3,396	2,918
Total non-performing assets	$4,436	$4,077	$3,101	$6,820	$5,830

(1)	June 30, 2017 capital ratios are estimated, subject to regulatory filings.

SUN BANCORP, INC. AND SUBSIDIARIES

AVERAGE BALANCE SHEETS (Unaudited)

(dollars in thousands)

	For the Three Months Ended			For the Three Months Ended
	June 30, 2017			June 30, 2016
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-earning assets:
Loans receivable (1), (2)
Commercial	$1,288,517	$13,221	4.10%	$1,197,368	$12,141	4.06%
Home equity and other	114,330	1,271	4.45	136,330	1,431	4.20
Residential real estate	202,659	1,731	3.42	240,884	2,094	3.48
Total loans receivable	1,605,506	16,223	4.04	1,574,582	15,666	3.98
Investment securities	311,935	1,781	2.28	296,811	1,673	2.25
Interest-earning bank balances	93,305	248	1.06	125,856	159	0.51
Total interest-earning assets	2,010,746	18,252	3.63	1,997,249	17,498	3.50

Total non-interest-earning assets	221,231			182,151
Total assets	$2,231,977			$2,179,400
Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposit	$661,415	402	0.24%	$700,857	382	0.22%
Savings deposits	246,895	211	0.34	239,079	192	0.32
Time deposits	389,869	1,081	1.11	373,716	882	0.94
Total interest-bearing deposit accounts	1,298,179	1,694	0.52	1,313,652	1,456	0.44
Long-term borrowings:
FHLBNY Advances	85,334	430	2.02	85,529	429	2.01
Obligations under capital lease	6,127	105	6.85	6,543	112	6.85
Junior subordinated debentures	92,616	1,161	5.01	92,786	629	2.71
Total borrowings	184,077	1,696	3.69	184,858	1,170	2.53
Total interest-bearing liabilities	1,482,256	3,390	0.91	1,498,510	2,626	0.70
Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	409,694			393,922
Other liabilities	14,108			24,451
Total non-interest-bearing liabilities	423,802			418,373
Total liabilities	1,906,058			1,916,883

Shareholders' equity	325,919			262,517
Total liabilities and shareholders' equity	$2,231,977			$2,179,400
Net interest income		$14,862			$14,872
Interest rate spread (3)			2.72%			2.80%
Net interest margin (4)			2.96%			2.98%
Ratio of average interest-earning assets to average interest-bearing liabilities			136%			133%

(1)	Average balances include non-accrual loans.
(2)	Loan fees are included in interest income and the amount is not material for this analysis.
(3)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

SUN BANCORP, INC. AND SUBSIDIARIES

AVERAGE BALANCE SHEETS (Unaudited)

(dollars in thousands)

	For the Six Months Ended			For the Six Months Ended
	June 30, 2017			June 30, 2016
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-earning assets:
Loans receivable (1), (2)
Commercial and industrial	$1,279,580	$25,838	4.04%	$1,178,645	$23,570	4.00%
Home equity	116,136	2,529	4.36	139,074	2,928	4.21
Residential real estate	206,061	3,530	3.43	244,168	4,199	3.44
Total loans receivable	1,601,777	31,897	3.98	1,561,887	30,697	3.93
Investment securities (3)	310,108	3,588	2.31	295,963	3,390	2.29
Interest-earning bank balances	101,064	462	0.91	136,965	345	0.50
Total interest-earning assets	2,012,949	35,947	3.57	1,994,815	34,432	3.45

Total non-interest-earning assets	223,409			182,792
Total assets	$2,236,358			$2,177,607
Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	$664,268	791	0.24%	$706,214	$741	0.21%
Savings deposits	243,669	412	0.34	234,102	361	0.31
Time deposits	398,556	2,177	1.09	362,744	1,646	0.91
Total interest-bearing deposit accounts	1,306,493	3,380	0.52	1,303,060	2,748	0.42
Short-term borrowings:
Repurchase agreements with customers	—	—	—	—	—	—
Long-term borrowings:
FHLBNY advances	85,359	853	2.00	85,553	860	2.01
Obligations under capital lease	6,180	212	6.86	6,592	226	6.86
Junior subordinated debentures	92,701	1,868	4.03	92,786	1,240	2.67
Total borrowings	184,240	2,933	3.18	184,931	2,326	2.52
Total interest-bearing liabilities	1,490,733	6,313	0.85	1,487,991	5,074	0.68
Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	406,340			405,630
Other liabilities	14,689			23,042
Total non-interest-bearing liabilities	421,029			428,672
Total liabilities	1,911,762			1,916,663

Shareholders' equity	324,596			260,944
Total liabilities and shareholders' equity	$2,236,358			$2,177,607
Net interest income		$29,634			$29,358
Interest rate spread (4)			2.72%			2.77%
Net interest margin (5)			2.94%			2.94%
Ratio of average interest-earning assets to average interest-bearing liabilities			135%			134%

(1)	Average balances include non-accrual loans.
(2)	Loan fees are included in interest income and the amount is not material for this analysis.
(3)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

SUN BANCORP, INC. AND SUBSIDIARIES

AVERAGE BALANCE SHEETS (Unaudited)

(dollars in thousands)

	For the Three Months Ended			For the Three Months Ended
	June 30, 2017			March 31, 2017
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-earning assets:
Loans receivable (1), (2)
Commercial	$1,288,517	$13,221	4.10%	$1,270,543	$12,617	3.97%
Home equity and other	114,330	1,271	4.45	117,963	1,258	4.27
Residential real estate	202,659	1,731	3.42	209,500	1,799	3.43
Total loans receivable	1,605,506	16,223	4.04	1,598,006	15,674	3.92
Investment securities	311,935	1,781	2.28	308,261	1,807	2.34
Interest-earning bank balances	93,305	248	1.06	108,910	215	0.79
Total interest-earning assets	2,010,746	18,252	3.63	2,015,177	17,696	3.51

Total non-interest-earning assets	221,231			225,610
Total assets	$2,231,977			$2,240,787
Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	$661,415	402	0.24%	$667,152	$389	0.23%
Savings deposits	246,895	211	0.34	240,407	201	0.33
Time deposits	389,869	1,081	1.11	407,340	1,096	1.08
Total interest-bearing deposit accounts	1,298,179	1,694	0.52	1,314,899	1,686	0.51
Long-term borrowings:
FHLB advances	85,334	430	2.02	85,384	424	1.99
Obligations under capital lease	6,127	105	6.85	6,234	107	6.87
Junior subordinated debentures	92,616	1,161	5.01	92,786	707	3.05
Total borrowings	184,077	1,696	3.69	184,404	1,238	2.69
Total interest-bearing liabilities	1,482,256	3,390	0.91	1,499,303	2,924	0.78
Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	409,694			402,949
Other liabilities	14,108			15,277
Total non-interest-bearing liabilities	423,802			418,226
Total liabilities	1,906,058			1,917,529

Shareholders' equity	325,919			323,258
Total liabilities and shareholders' equity	$2,231,977			$2,240,787
Net interest income		$14,862			$14,772
Interest rate spread (3)			2.72%			2.73%
Net interest margin (4)			2.96%			2.93%
Ratio of average interest-earning assets to average interest-bearing liabilities			136%			134%

(1)	Average balances include non-accrual loans.
(2)	Loan fees are included in interest income and the amount is not material for this analysis.
(3)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets.